UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 25, 2010
Date of Report (Date of earliest event reported)

DIONEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-11250	94-2647429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1228 Titan Way,
Sunnyvale, CA 94088
(Address of principal executive offices, including zip code)

(408) 737-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion. On January 25, 2010, the Board of Directors of Dionex Corporation (the “Company”) promoted Mr. Bruce Barton, age 51, to Executive Vice President, Global Sales and Service and Chief Commercial Officer effective as of January 4, 2010.  Mr. Barton has served as Senior Vice President, Global Sales and Service since August 2008 and as Vice President of Sales and Service International from September 2007 until August 2008. Prior to that he served as Vice President Sales and Service Asia/Pacific from October 2003 to September 2007. Since joining the Company in 1987 he has served in numerous positions in our Sales, Accounting and Finance departments.

In connection with Mr. Barton’s promotion, Mr. Barton’s base salary was increased from $310,000 to $350,000, effective January 4, 2010. Mr. Barton remains eligible to participate in the Company’s Management Incentive Bonus Plan. Mr. Barton’s bonus target will increase to 50% of his base salary. Mr. Barton remains eligible to participate in the Company’s Employee Profit Sharing Plan. Mr. Barton is also entitled to incentive compensation as determined by the Company’s Board of Directors under the Company’s 2004 Equity Incentive Plan. In the event of a termination, Mr. Barton may be entitled to severance benefits under the Company’s existing Change in Control Severance Benefits Plan adopted in October 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DIONEX CORPORATION

Dated:  January 28, 2010                                                                     By:     /s/ Craig A. McCollam
Craig A. McCollam
Executive Vice President, Finance and Administration and Chief Financial Officer